Exhibit 99.1

NEWS RELEASE

Contact:    Kathy Liebmann                   (734) 241-2438                                                       kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2017 FULL-YEAR AND

FOURTH-QUARTER RESULTS

Strong EPS Growth in Quarter and Year

Increases Share Purchase Authorization

MONROE, Mich., June 20, 2017—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2017 full year and fourth quarter ended April 29, 2017.

Fiscal 2017 fourth-quarter highlights (Note: Fiscal 2017 included a 13-week fourth quarter):

•                 Consolidated sales for the fourth quarter decreased 1.0% to $412.7 million compared with fiscal 2016 fourth quarter sales of $417.1 million. The fiscal 2016 quarter included one additional week, which resulted in approximately $29 million of additional sales in the fiscal 2016 fourth quarter based on the average weekly sales for the year;

•                 Earnings per diluted share attributable to La-Z-Boy Incorporated increased 26.7% to $0.57 from $0.45 in the prior-year period, which included a $0.07 per share charge related to a legal matter in the fiscal 2016 fourth quarter;

•                 Consolidated gross margin increased to 40.8% versus 39.3% in the fiscal 2016 fourth quarter;

•                 Consolidated operating income for the fiscal 2017 fourth quarter increased 25.1% to $42.8 million from $34.2 million, with the consolidated operating margin increasing to 10.4% from 8.2% in the fiscal 2016 fourth quarter;

•                 All three business segments increased their operating margins, with the upholstery segment margin of 13.5% the highest in more than a decade;

•                 The company generated cash from operating activities of $54.9 million during the quarter; and

•                 Same-store written sales for the La-Z-Boy Furniture Galleries® network increased 2.4%. Same-store written sales are calculated on a calendar basis and are not impacted by the extra week in any reporting year.

Fiscal 2017 full-year highlights (Note: Fiscal 2017 was a 52-week year):

•                 Consolidated sales for the full fiscal 2017 year were $1.52 billion, essentially flat compared with fiscal 2016 sales of $1.53 billion. Fiscal 2016 included one additional week, which resulted in approximately $29 million of additional sales in fiscal 2016 based on the average weekly sales for the year;

•                 Earnings per diluted share attributable to La-Z-Boy Incorporated increased 11.6% to $1.73 from $1.55 in the prior-year period.  Fiscal 2016 included a $0.07 per share charge related to a legal matter;

•                 Consolidated gross margin increased to 39.9% versus 38.2% in fiscal 2016;

•                 Consolidated operating income increased to $130.6 million from $122.4 million in fiscal 2016, with the consolidated operating margin increasing to 8.6% from 8.0% in fiscal 2016;

•                 The upholstery segment operating margin of 12.3% was the highest in more than a decade;

•                 The company generated cash from operating activities of $146.2 million for the year; and

•                 The company returned $56.6 million to shareholders through share purchases and an increased dividend.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “We delivered a strong finish to fiscal 2017 with our earnings performance demonstrating the increasing traction and momentum of our ongoing strategic initiatives and results of our ability to leverage operating platform efficiencies.  In fiscal 2017, we increased our gross margin, recorded our highest consolidated operating margin in more than a decade, and generated $146.2 million in cash from operating activities.  Throughout fiscal 2017, we made strategic investments to drive long-term growth, returned $57 million to shareholders through dividends and share purchases, and ended the year with a strong balance sheet.  As we begin fiscal 2018, we are well positioned to make the ongoing investments necessary to compete and win in a dynamic marketplace and drive sustainable profitability and returns to shareholders.”

Wholesale Segments

For the fiscal 2017 fourth quarter, sales in the company’s upholstery segment decreased 2.9% to $325.3 million compared with the fiscal 2016 fourth quarter sales of $334.9 million.  For the upholstery segment, the one additional week included in the fiscal 2016 quarter resulted in approximately $23 million of additional sales in the quarter based on the average weekly sales for the year.   In the casegoods segment, sales declined 1.0% to $26.0 million versus the prior year’s fourth quarter sales of $26.3 million.  For the casegoods segment, the one additional week in the fiscal 2016 quarter resulted in approximately $2 million of additional sales in the quarter based on the average weekly sales for the year.

Darrow commented, “Our upholstery segment posted a 13.5% operating margin for the period, demonstrating the efficiencies of our manufacturing facilities.  We continue to benefit from supply chain savings and our ERP system is driving productivity improvements.  When coupled with higher levels of volume running through our plants, as we experienced this quarter, the efficiencies we can achieve through our operations are amplified.  Productivity gains have also enabled us to improve our service to customers.  We are shipping more than 92% of our orders in four weeks or less from our La-Z-Boy branded facilities, a significant improvement from two years ago. This advance speaks to the strides we have made utilizing our various systems to manage inventory and work flow while offering mass customization to the consumer among fabrics, leathers, and styles.  Additionally, our England subsidiary generally ships its orders in 21 days or less and is expanding its sales and profitability, as well.”

Darrow continued, “We are benefitting from a number of initiatives on the sales side of the La-Z-Boy branded business.  We have been emphasizing premium products and, for the quarter, saw a positive shift to higher margin, higher ticket items, including power and leather.  We are also making investments in our digital platforms and have experienced a steady increase in traffic to our web site and engagement on the site, which we believe is generating additional interest in the La-Z-Boy brand and translating to sales.  At the April High Point Furniture Market, we introduced an exciting new product line called duo™, a collection that features the sophisticated look of stationary furniture yet is equipped with the power to recline at the push of a button.  The product was very well received by our dealers, will reach retail floors in the fall, and will be supported by a comprehensive marketing campaign that will include national TV as well as print and digital advertising. We are eager to see consumer response to the line as it is a great representation of the innovative spirit that runs through our company as we continue to bring interesting and revolutionary products to market.”

Darrow continued, “With the strategic initiatives implemented over the last several years, our casegoods segment has increased its profitability and we expect to see further benefits resulting from the improvements made throughout the business.  For the 52-week period, we maintained our sales volume and posted an 8.6% operating margin versus 7.5% in the prior year.  Our portfolio now includes more lifestyle collections to reflect consumer trends.  At the April High Point Furniture Market, we were pleased with the response from retailers to several new groups, including what we consider our best Kincaid introduction in years and a strong collection from American Drew.  We have also strengthened the back end of our business across all operational metrics.  These enhancements included improving our in-stock position on our best-selling groups, enabling us to better service customers with faster delivery times on those collections.  We are also pleased to be opening Kincaid Shoppes, our store-within-a-store concept, with a number of regional retailers and expect to continue to expand that business.”

Retail Segment

For the fiscal 2017 fourth quarter, sales in the company’s retail segment increased 8.1% to $118.0 million versus the prior year’s fourth quarter sales of $109.2 million. The prior year’s fourth quarter included an additional week, representing approximately $8 million in sales based on the average weekly sales for the year.  For the core 121 stores included in last year’s fourth quarter, delivered sales declined 8.2% compared with an increase of 13.0% in the prior-year period.  The decline in delivered sales for our core stores in the fiscal 2017 fourth quarter was mainly due to the additional week of sales included in the fiscal 2016 fourth quarter. The segment’s operating margin for the quarter increased to 6.5% from 5.8%.

Darrow stated, “We have started to see positive results from the additional investments we are making in advertising in select markets where there is greater competitive intensity to garner share of voice.  At the same time, we believe the increased traffic to our web site and other digital platforms is driving engaged consumers to our stores.  For the period, our average ticket increased, driven by a higher penetration of design sales and customization.”

Darrow continued, “We will continue to build out the La-Z-Boy Furniture Galleries® store network as part of our 4-4-5 strategy.  During fiscal 2017, the company opened seven new stores, closed two, acquired 14 stores from independent dealers who retired, and remodeled three.  We ended the year with 143 La-Z-Boy Furniture Galleries® stores, with 52 in the new concept design.  We quickly integrated the stores we acquired during the year into our portfolio, and they were accretive.  As our retail segment continues to increase in size, we will have further opportunity to benefit from the enhanced profitability associated with our integrated retail strategy.”

La-Z-Boy Furniture Galleries® Store Network

In the fourth quarter of fiscal 2017, the La-Z-Boy Furniture Galleries® store system, which includes both company-owned and independent-licensed stores, saw same-store written sales, which the company tracks as an indicator of retail activity, increase 2.4% versus last year’s fourth quarter. Same-store written sales are reported on a normal calendar three-month basis rather than the company’s fiscal-month reporting.

For the fourth quarter of fiscal 2017, total written sales from new and closed stores, reported on a normal calendar three-month basis, increased 4.7% compared with the fiscal 2016 period.  At the end of the fourth quarter, the La-Z-Boy Furniture Galleries® store system was composed of 347 stand-alone stores, with 112 in the new concept design format.

Darrow commented, “Across the network, 23 projects were completed in fiscal 2017, including new stores, relocations and remodels.  In addition to opening new stores, we are working to upgrade the entire network of stores by remodeling older stores into the new concept design format, which is a more modern format and a better representation of the brand today.  For fiscal 2018, we are planning for approximately 26 projects to be completed, with seven net new stores projected, and we expect to end the year with about 140 stores in the new concept design format and 354 in total.”

The tables below summarize the store projects for the network in 2017 and provide a projection for activity during fiscal 2018.

FISCAL 2017 STORE ACTIVITY

	Total FY16	New	Closed	Acquired	Total FY17	Remodel	Relocation
Company-owned	124	7	(2)	14	143	3	-
Dealer-owned	214	6	(2)	(14)	204	5	2
Total	338	13	(4)	-	347	8	2

FISCAL 2018 PROJECTED* STORE ACTIVITY

	Total FY17	New	Closed	Total FY18	Remodel	Relocation
Company-owned	143	7	(2)	148	-	-
Dealer-owned	204	7	(5)	206	9	3
Total	347	14	(7)	354	9	3

*Projects anticipated to be completed.

Balance Sheet and Cash Flow

During the quarter, the company generated $54.9 million in cash from operating activities.  La-Z-Boy ended the year with $141.9 million in cash and cash equivalents, $33.1 million in investments to enhance returns on cash, and $9.0 million in restricted cash.  During fiscal year 2017, the company had $20.3 million in capital expenditures, invested $35.9 million to acquire independent La-Z-Boy Furniture Galleries® stores, paid $20.6 million in dividends, and spent $36.0 million purchasing 1.4 million shares of stock, including 0.4 million in the fourth quarter, in the open market under its existing authorized share purchase program, leaving 2.7 million shares of purchase availability in the program before the increase described below.

Share Purchase Authorization Increase

The company’s Board of Directors approved the purchase of up to an additional 6 million shares under the company’s existing share purchase authorization, established in 1987.  The total number of shares authorized to purchase at the present time represents approximately 18% of the outstanding shares.  The purchases will be made on the open market, with consideration given to the share price, cash flow from operations, alternate investment opportunities and general economic conditions.

Darrow stated, “We are committed to a disciplined capital allocation structure that allows us to return value to shareholders through investments in the business to drive profitable growth as well as through dividends and share purchases.  The Board’s increase in our share purchase authorization demonstrates its confidence in the company’s ability to successfully execute its various growth strategies, generate strong free cash flow and continue to return cash to shareholders through dividends and share purchases.”

Business Outlook

Darrow concluded, “We are optimistic about the opportunities before us.  Given the strength of the La-Z-Boy brand, we believe the company is solidly positioned in the marketplace with a core demographic that will continue to expand.  Investments in our digital platforms will provide for additional growth opportunities as we will be able to effectively leverage those initiatives to expose more people to the brand as well as to continue to make other strategic investments in our business to drive long-term sales and earnings growth.  During the summer months, however, the furniture industry typically experiences weaker demand, and the majority of our plants shut down for one week of vacation and maintenance in July, during the first quarter.  Accordingly, the first quarter is usually the company’s weakest in sales and earnings.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, June 21, 2017, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Conference ID #10382.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in legislation or changes in the domestic or international regulatory environment  (including new or increased duties); (j) adoption of new accounting principles; (k) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure or transport fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations;

(s) the impact of potential goodwill or intangible asset impairments; and (t) those matters discussed in Item 1A of our fiscal 2017 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy upholstery segment companies are England and La-Z-Boy. The casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned retail segment includes 143 of the 347 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 347 stand-alone La-Z-Boy Furniture Galleries® stores and 557 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.